Exhibit 2.1

April 10, 2006

Shellbridge Oil & Gas, Inc.

230, 10991 Shellbridge Way

Richmond, British Columbia

V6X 2C6

Attention: Wayne J. Babcock, President and Chief Executive Officer

Dear Sirs:

Re: Proposed Business Combination

This letter sets forth the agreement of True Energy Trust (the “Trust”), True Energy Inc. (“True”) and Shellbridge Oil & Gas, Inc. (“Shellbridge”) with respect to a proposed transaction (the “Transaction”) pursuant to which True would acquire all of the outstanding shares of Shellbridge on the terms and conditions set out below.

1.             Transaction Structure and Exchange Ratio

Subject to the terms and conditions set forth below, the Transaction would be effected by way of a plan of arrangement, take-over bid or other form of merger or business combination or purchase transaction pursuant to which True would acquire all of the issued and outstanding shares (“Shellbridge Shares”) on the basis of 0.14 trust units (“Trust Units”) of True Energy Trust (the “Trust”) for each Shellbridge Share.

The Transaction is proposed on the basis that: (i) there are not more than 29.09 million Shellbridge Shares outstanding; (ii) there are not more than 2.27 million Shellbridge Shares issuable on exercise of outstanding options (“Shellbridge Options”) at an average price of $1.44; and (iv) there are no other Shellbridge Shares issuable on exercise of any other options, rights or other instruments pursuant to which a person may acquire Shellbridge Shares.

In connection with completion of the Transaction all Shellbridge Options would be vested and would either be exercised on or before the effective time of completion of the Transaction (which, in the case of a take-over bid, is the date that any Shellbridge Shares are first taken up pursuant thereto) (the “Effective Time”) or, if not exercised, would terminate immediately prior to the Effective Time, and appropriate withholdings for any taxes payable in connection therewith would be made.

Structuring of the Transaction is dependent upon review of all tax, corporate and securities laws (including in the United States) issues. Whether the Transaction is carried out pursuant to a plan of arrangement, take-over bid, amalgamation, or other procedure, the terms and conditions hereof shall apply, with appropriate modifications, to the plan of arrangement, take-over bid, amalgamation or other procedure, as the case may be.

2.             Definitive Agreement

The Trust, True and Shellbridge, acting reasonably and in good faith, shall negotiate and enter into a definitive agreement (“Definitive Agreement”) as soon as reasonable practicable and, in any event, on or before May 10, 2006 (the “Agreement Date”) to implement the Transaction to provide for the merger of True and Shellbridge on the terms provided herein. As above, True and Shellbridge will work together to achieve mutually agreeable structuring of the Transaction before the execution of the Definitive Agreement having regard to relevant tax, corporate, regulatory and securities laws issues.

The Definitive Agreement shall contain, in addition to the representations, warranties, covenants, conditions and other terms specified herein, customary representations and warranties by each of True and Shellbridge in favour of the other, and such other customary terms, covenants and conditions as would be normal for a transaction of this nature.

If the parties fail to execute the Definitive Agreement on or before the Agreement Date, each of True and Shellbridge shall, subject to applicable law, be entitled, but not obligated, to proceed and require the other party to this agreement to proceed with the Transaction pursuant to the terms and conditions of this agreement and the form of the Transaction shall be either a take-over bid or a plan of arrangement, as determined by True, acting reasonably.

3.             Cooperation

Each of True and Shellbridge covenants and agrees to do all acts and things and take all steps reasonably required to complete the Transaction. Without limiting the generality of the foregoing, each of True and Shellbridge covenants and agrees to use its commercially reasonable efforts within its power to cause to be fulfilled the conditions precedent to the other party’s obligations to complete the Transaction and to not take any action that would cause such conditions not to be fulfilled. Further, and without restricting the generality of the foregoing, each party shall reasonably cooperate with the other party and its advisors in structuring the Transaction in an effective manner, and assist the other party and its advisors in making such investigations and inquiries with respect to such party in that regard, as the other party and its advisors shall consider necessary, acting reasonably, provided that such party shall not be obligated to consent or agree to any structuring that has the effect of reducing the consideration to be received under the Transaction by any of its securityholders.

True and Shellbridge shall use their best commercial efforts to cause the date (the “Effective Date”) that the Effective Time occurs to occur as soon as reasonably practicable and in any event on or before July 14, 2006 (the “Outside Date”) and to cause the mailing of a take-over bid circular or information circular, dependent on structure (the “Circular”), to occur as soon as reasonably practicable following the execution of the Definitive Agreement (the “Mailing Date”).

4.             Board Authorizations

(a)           The board of directors of True (the “True Board”) has unanimously endorsed the Transaction and approved the entering into of this agreement.

(b)           The board of directors of Shellbridge (the “Shellbridge Board”) has unanimously endorsed the Transaction and approved this agreement, has unanimously determined that the Transaction and this agreement are in the best interests of Shellbridge and its shareholders (“Shellbridge Shareholders”), and has, based on the opinion of its financial advisor, unanimously determined that the Transaction is fair, from a financial point of view, to Shellbridge Shareholders and has resolved unanimously to recommend approval of the Transaction by Shellbridge Shareholders or, in the event of a take-over bid by True, to recommend acceptance of the offer.

5.             True Conditions

In addition to the conditions to be set forth in the Definitive Agreement, True’s obligation to proceed with the Transaction is subject to the following conditions:

(a)           Lock-Up Agreements: Holders of not less than 10.6% of the outstanding Shellbridge Shares (14.6% on a fully diluted basis) (including all directors and officers of Shellbridge) shall have entered into lock-up agreements with True contemporaneously with the execution of this agreement to vote such Shellbridge Shares at a special meeting of Shellbridge Shareholders in favour of the Transaction (or in the case of a take-over bid to tender such Shellbridge Shares pursuant to the offer), in form agreed to by True and Shellbridge.

(b)           Representations and Warranties: The representations and warranties made by or on behalf of Shellbridge in this agreement and the Definitive Agreement shall be true and correct as of the Effective Time as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date or except as affected by transactions contemplated or permitted by this agreement or the Definitive Agreement), other than any breaches of representations and warranties which would not individually or in the aggregate cause or would be reasonably expected to cause a Shellbridge Material Adverse Change (as hereinafter defined) or materially impede completion of the Transaction and Shellbridge shall have provided to True a certificate of two senior officers certifying such accuracy at the Effective Time.

(c)           Covenants: Shellbridge shall have complied in all material respects with its covenants herein and in the Definitive Agreement, other than any breaches which would not individually or in the aggregate cause or would be reasonably expected to cause a Shellbridge Material Adverse Change (as hereinafter defined) or materially impede the completion of the Transaction and Shellbridge shall have provided to True a certificate of two senior officers certifying compliance with such covenants at the Effective Time.

(d)           No Material Adverse Change: There shall not have occurred any change after the date hereof (or prior to the date hereof which has not been publicly disclosed prior to the date hereof or previously disclosed prior to the date hereof to True in writing) in the business, affairs, operations, assets, capitalization, financial condition, prospects, licenses, permits, rights, privileges or liabilities, whether contractual or otherwise, of Shellbridge and which, in the sole judgment of True, acting reasonably, is materially adverse to Shellbridge, other than a material adverse change: (i) related to conditions affecting the oil and gas industry generally in jurisdictions in which it carries on business, including changes in commodity prices or taxes; (ii) resulting from general or economic, financial, currency exchange, securities or commodities market conditions; or (iii) as a direct result of any matter permitted by this agreement or the Definitive Agreement or consented to in writing by True (a “Shellbridge Material Adverse Change”).

(e)           No Actions: No act, action, suit, proceeding, objection or opposition shall have been threatened or taken before or by any domestic or foreign court, tribunal or governmental agency or other regulatory or administrative agency or commission (a “Governmental Authority”) by any elected or appointed public official or private person in Canada or elsewhere, whether or not having the force of law and no law, regulation, policy, judgment, decision, order, ruling or directive (whether or not having the force of law) shall have been proposed, enacted, promulgated, amended or applied, which in the sole judgment of True, acting reasonably, in either case has had or, if the Transaction was consummated, would result in a Shellbridge Material Adverse Change or a True Material Adverse Change (as hereinafter defined) or would have a material adverse effect on the ability of the parties to complete the Transaction.

(f)            Shellbridge Options: Prior to the Effective Time all outstanding Shellbridge Options shall have been exercised (by payment of the full exercise price therefor) or terminated and shall no longer be outstanding, and not less than five (5) Business Days prior to the Mailing Date of the Circular all holders of such Shellbridge Options shall have so agreed in writing in a form satisfactory to True, unless otherwise agreed to by True in its discretion.

(g)           Shellbridge Employment Agreements: All parties to employment agreements with Shellbridge shall have agreed with Shellbridge and True prior to the Mailing Date that their respective employment agreements shall be amended: (i) to delete provisions for the continuation of health and insurance benefits following termination unless the providers of such benefits confirm such continuation is permissible; (ii) to delete provisions allowing for a “cash out” of Shellbridge Options or to allow the continuation of the Shellbridge Options following a change of control (as defined therein); and (iii) to provide an extension of the confidentiality provisions contained therein following the closing date of the Transaction for as long as the information remains out of the public domain.

(h)           Approvals: All consents, waivers, permissions and approvals by or from relevant third parties necessary to complete the Transaction shall have been obtained on terms and conditions satisfactory to True, acting reasonably, including without limitation:

(i)            if the Transaction is structured as a plan of arrangement, approval of Shellbridge Shareholders required for the Transaction pursuant to the Business Corporations Act (Alberta) and by the Court of Queen’s Bench of Alberta (the “Court”);

(ii)           if the Transaction is structured as a take-over bid by True, not less than 66 2/3% of the outstanding Shellbridge Shares (calculated on a diluted basis) having been deposited and having not been withdrawn prior to the expiry time of the take-over bid, other than by persons whose Shellbridge Shares that may not be included in determining whether minority approval of a second stage transaction has been obtained as required under applicable securities laws;

(iii)          all applicable regulatory approvals, orders, notices and consents (including, without limitation, under the Competition Act (Canada), the Investment Canada Act (Canada) and those of the Toronto Stock Exchange (the “TSX”) or other securities regulatory authorities, and all applicable statutory or regulatory waiting periods shall have expired or been terminated; and

(iv)          the approval or consent of True’s and Shellbridge’s bankers (in each case, if required).

(i)            Dissents: If dissent rights are granted to Shellbridge Shareholders in connection with the Transaction, holders of not more than 5% of the issued and outstanding Shellbridge Shares shall have exercised rights of dissent in relation to the Transaction.

(j)            Resignations: Prior to the Mailing Date, each of the directors and officers of Shellbridge shall have provided their resignations (in the case of directors, in a manner that allows for the orderly replacement of directors) together with mutual releases in favour of Shellbridge and True and such directors and officers, conditional on closing of the Transaction and effective on the Effective Date, each in form and substance and on such terms as are satisfactory to True, acting reasonably.

(k)           Closing: The Effective Date shall have occurred not later than the Outside Date.

Shellbridge acknowledges and agrees that if the Transaction is completed by way of a take-over bid, the take-over bid may be subject to such conditions as determined by True which are customary for transactions of that nature.

True may waive, in whole or in part, any of the foregoing conditions at any time on written notice to Shellbridge. If any of the foregoing conditions are not satisfied or waived on the earlier of the date the condition was to have been satisfied and the Outside Date, True and Shellbridge may terminate this Agreement in accordance with Section 21 hereof.

6.             Shellbridge Conditions

In addition to the conditions to be set forth in the Definitive Agreement, Shellbridge’s obligation to proceed with the Transaction is subject to the following conditions:

(a)           Representations and Warranties: The representations and warranties made by or on behalf of True in this agreement and the Definitive Agreement shall be true and correct as of the Effective Time as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date or except as affected by transactions contemplated or permitted by this agreement or the Definitive Agreement), other than any breaches of representations and warranties which would not individually or in the aggregate cause or would be reasonably expected to cause a True Material Adverse Change (as hereinafter defined) or materially impede completion of the Transaction and True shall have provided to Shellbridge a certificate of two senior officers certifying such accuracy at the Effective Time.

(b)           Covenants: True shall have complied in all material respects with its covenants herein and in the Definitive Agreement, other than any breaches which would not individually or in the aggregate cause or would be reasonably expected to cause a True Material Adverse Change (as hereinafter defined) or materially impede the completion of the Transaction and True shall have provided to Shellbridge a certificate of two senior officers certifying compliance with such covenants at the Effective Time.

(c)           No Material Adverse Change: There shall not have occurred any change after the date hereof (or prior to the date hereof which has not been publicly disclosed prior to the date hereof or previously disclosed prior to the date hereof to Shellbridge in writing) in the business, affairs, operations, assets, capitalization, financial condition, prospects, licenses, permits, rights, privileges or liabilities, whether contractual or otherwise, of the Trust or its subsidiaries and which, in the sole judgment of Shellbridge, acting reasonably, is materially adverse to the Trust and its subsidiaries (taken as a whole), other than a material adverse change: (i) related to conditions effecting the oil and gas industry generally in jurisdictions in which it carries on business, including changes in commodity prices or taxes; (ii) resulting from general or economic, financial, currency exchange, securities or commodities market conditions; or (iii) as a direct result of any matter permitted by this agreement or the Definitive Agreement or consented to in writing by Shellbridge (a “True Material Adverse Change”).

(d)           No Actions: No act, action, suit, proceeding, objection or opposition shall have been threatened or taken against or affecting True before or by any Governmental Authority by any elected or appointed public official or private person in Canada or elsewhere, whether or not having the force of law and no law, regulation, policy, judgment, decision, order, ruling or directive (whether or not having the force of law) shall have been proposed, enacted, promulgated, amended or applied, which in the sole judgment of Shellbridge, acting reasonably, in either case has had or, if the Transaction was consummated, would result in a True Material Adverse Change or a Shellbridge Material Adverse Change or would have a material adverse effect on the ability of the parties to complete the Transaction.

(e)           Approvals: All consents, waivers, permissions and approvals by or from relevant third parties necessary to complete the Transaction shall have been obtained on terms and conditions satisfactory to Shellbridge, acting reasonably, including, without limitation:

(i)            if the Transaction is structured as a plan of arrangement, approval of Shellbridge Shareholders required for the Transaction pursuant to the Business Corporations Act (Alberta) and by the Court;

(ii)           all applicable regulatory approvals, orders, notices and consents (including, without limitation, under the Competition Act (Canada), the Investment Canada Act (Canada) and those of the TSX or other securities regulatory authorities, and all applicable statutory or regulatory waiting periods shall have expired or been terminated; and

(iii)          the approval or consent of True’s bankers (if required).

(f)            Closing: The Effective Date shall have occurred not later than the Outside Date.

Shellbridge may waive, in whole or in part, any of the foregoing conditions at any time on written notice to True. If any of the foregoing conditions are not satisfied or waived on the earlier of the date the condition was to have been satisfied and the Outside Date, Shellbridge may terminate this Agreement in accordance with Section 21 hereof.

7.             Representations and Warranties

(a)           The Definitive Agreement shall contain such representations and warranties in connection with the Transaction as are customary to such a transaction and in such form as mutually agreeable to the parties, acting reasonably, including, but without limitation, those representations and warranties set forth below.

(b)           True represents and warrants to and in favour of Shellbridge and acknowledges that Shellbridge is relying upon such representations and warranties in connection with the matters contemplated by this agreement:

(i)            Each of the Trust and True has full power and authority to enter into this agreement and to perform their respective obligations set out herein, and this agreement has been duly executed and delivered by the Trust and True and constitutes a legal, valid and binding obligation of the Trust and True enforceable against the Trust and True in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally, and to general principles of equity.

(ii)           As at March 31, 2006, there were not more than 36.4 million Trust Units issued and outstanding, plus: (A) not more than, as at March 21, 2006, 338,000 Trust Units issuable on exchange of outstanding exchangeable shares of True (the “Exchangeable Shares”) (based on the exchange ratio in effect on the date hereof); (B) Trust Units that may be issued pursuant to the distribution reinvestment plan thereunder (including optional cash investment thereunder); and (C) Trust Units issuable pursuant to the Trust Incentive Plan, as at the date hereof, and there are no other Trust Units issuable on exercise of any other options, rights or other instruments pursuant to which a person may acquire such Trust Units.

(iii)          The data and information in respect of the Trust and its subsidiaries and their assets, reserves, liabilities, business and operations provided by True or its advisors to Shellbridge or its advisors was and is accurate and correct in all material respects as at the respective dates thereof and, in respect of any information provided or requested, did not knowingly omit any material data or information necessary to make any data or information provided not misleading as at the respective dates thereof. True has no knowledge of a change to the oil and gas reserves of True from that disclosed in such data and information which would have a True Material Adverse Change.

(iv)          The information and statements set forth in the information filed by or on behalf of the Trust after November 2, 2005 with any securities commission or similar regulatory authority in compliance, or intended compliance, with applicable securities laws (the “Trust Public Record”) as at the date hereof, as relates to the Trust, are true, correct, and complete and did not contain any misrepresentation, as of the respective dates of such information or statements, and no material change has occurred in relation to True which is not disclosed in Trust Public Record, and the Trust has not filed any confidential material change reports which continue to be confidential.

(v)           the Trust’s audited financial statements as at and for the year ended December 31, 2005 (the “Trust Financial Statements”) were prepared in accordance with Canadian generally accepted accounting principles (“GAAP”) (except (x) as otherwise indicated in such financial statements and the notes thereto or (y) in the related report of the Trust’s independent auditors), and fairly in accordance with GAAP present the consolidated financial position, results of operations and changes in financial position of the Trust as of the dates thereof and for the periods indicated therein and reflect appropriate and adequate reserves in respect of contingent liabilities, if any, of the Trust on a consolidated basis. There has been no change in the Trust’s accounting policies, except as described in the notes to the Trust Financial Statements, since December 31, 2005.

(vi)          the Trust does not have any material liabilities of any nature (matured or unmatured, fixed or contingent), other than:

(A)          those set forth or adequately provided for in the most recent balance sheet and associated notes thereto included in Trust Financial Statements (the “Trust Balance Sheet”);

(B)           those incurred in the ordinary course of business and not required to be set forth in Trust Balance Sheet under GAAP;

(C)           those incurred in the ordinary course of business since the date of Trust Balance Sheet and consistent with past practice; and

(D)          those incurred in connection with the execution of this agreement.

(vii)         True made available to GLJ Petroleum Consultants Ltd. (“GLJ”) and Chapman Petroleum Engineering Ltd. (“Chapman”) prior to the issuance of the Trust’s independent engineering evaluation effective December 31, 2005 (the “Trust Engineering Report”) for the purpose of preparing the Trust Engineering Report, all information requested by GLJ and Chapman, which information, taken as a whole, did not contain any misrepresentation at the time such information was provided. True has no knowledge of a material adverse change in the information, taken as a whole, provided to GLJ or Chapman since the date that such information was provided. True believes that the Trust Engineering Report reasonably presented the quantity and pre-tax present worth values of oil and gas reserves of the Trust as at December 31, 2005 based upon information available at the time the Trust Engineering Report was prepared and the assumptions as to commodity prices and costs contained therein.

(viii)        There has not occurred any spills, emissions or pollution on any property of the Trust or any of its subsidiaries (collectively, the “True Parties”), nor have any of the True Parties been subject to any stop orders, control orders, clean-up orders or reclamation orders under applicable laws or regulations applicable to the protection of the environment, hazardous substances or public and occupational health and safety (collectively, “Environmental Laws”) any of which might reasonably be expected to cause a True Material Adverse Change. All operations of True have been and are now being conducted in compliance with all applicable Environmental Laws, except where the failure to be in compliance would not reasonably be expected to cause a True Material Adverse Change. None of the True Parties is subject to or aware of:

(A)          any proceeding, application, order or directive which relates to environmental, health or safety matters, and which may require any material work, repairs, construction or expenditures; or

(B)           any demand or notice with respect to the breach of any Environmental Laws applicable to the True Parties, including, without limitation, any regulations respecting the use, storage, treatment, transportation or disposition of any hazardous substances which would reasonably be expected to cause a True Material Adverse Change.

(ix)           Other than as previously disclosed by True to Shellbridge in writing, there are no actions, suits or proceedings in existence or pending or, to the knowledge of True, threatened or for which there is a reasonable basis, affecting or that would reasonably be expected to affect the True Parties or affecting or that would reasonably be expected to affect any of its properties or assets at law or equity or before or by any Governmental Authority which action, suit or proceeding involves a possibility of any judgment against or liability of the True Parties which, if successful, would reasonably be expected to cause a True Material Adverse Change, or would significantly impede the ability of True to consummate the Transaction.

(x)            To the knowledge of True, True has not withheld from Shellbridge any material information or documents concerning the Trust and its subsidiaries or their assets or liabilities during the course of Shellbridge’s review of the Trust and its assets. The data and information respecting True including, without limitation, its assets, reserves, liabilities, business prospects, affairs and operations provided by True or its representatives to Shellbridge or its representatives was and is accurate and correct in all material respects as the respective dates thereof and does not omit any material data or information necessary to make any data or information provided, taken as a whole, not misleading in any material respects as at the respective dates thereof.

(c)           Shellbridge represents and warrants to and in favour of True and acknowledges that True is relying upon such representations and warranties in connection with the matters contemplated by this agreement:

(i)            Shellbridge has full power and authority to enter into this agreement and to perform its obligations set out herein and this agreement has been duly executed and delivered by Shellbridge and constitutes a legal, valid and binding obligation of Shellbridge enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally, and to general principles of equity.

(ii)           There are not more than 29.09 million Shellbridge Shares issued and outstanding, plus not more than 2.27 million Shellbridge Shares issuable pursuant to Shellbridge Options as of the date hereof, and there are no other Shellbridge Shares issuable on exercise of any other options, rights or other instruments pursuant to which a person may acquire such shares.

(iii)          The data and information in respect of Shellbridge and its assets, reserves, liabilities, business and operations provided by Shellbridge or its advisors to True or its advisors was and is accurate and correct in all material respects as at the respective dates thereof and, in respect of any information provided or requested, did not knowingly omit any material data or information necessary to make any data or information provided not misleading as at the respective dates thereof. Shellbridge has no knowledge of a change to the oil and gas reserves of Shellbridge from that disclosed in such data and information which would have a Shellbridge Material Adverse Change.

(iv)          The information and statements set forth in the information filed by or on behalf of Shellbridge after August 25, 2005 with any securities commission or similar regulatory authority in compliance, or intended compliance, with applicable securities laws (the “Shellbridge Public Record”) as at the date hereof, as relates to Shellbridge, are true, correct, and complete and did not contain any misrepresentation, as of the respective dates of such information or statements, and no material change has occurred in relation to Shellbridge which is not disclosed in the Shellbridge Public Record, and Shellbridge has not filed any confidential material change reports which continue to be confidential.

(v)           Shellbridge’s audited financial statements as at and for the period ended December 31, 2005 (collectively the “Shellbridge Financial Statements”) were prepared in accordance with GAAP (except (x) as otherwise indicated in such financial statements and the notes thereto or (y) in the related report of Shellbridge’s independent auditors), and fairly in accordance with GAAP present the consolidated financial position, results of operations and changes in financial position of Shellbridge as of the dates thereof and for the periods indicated therein and reflect appropriate and adequate reserves in respect of contingent liabilities, if any, of Shellbridge on a consolidated basis. There has been no change in Shellbridge’s accounting policies, except as described in the notes to the Shellbridge Financial Statements, since December 31, 2005.

(vi)          Shellbridge does not have any material liabilities of any nature (matured or unmatured, fixed or contingent), other than:

(A)          those set forth or adequately provided for in the most recent balance sheet and associated notes thereto included in the Shellbridge Financial Statements (the “Shellbridge Balance Sheet”);

(B)           those incurred in the ordinary course of business and not required to be set forth in the Shellbridge Balance Sheet under GAAP;

(C)           those incurred in the ordinary course of business since the date of the Shellbridge Balance Sheet and consistent with past practice; and

(D)          those incurred in connection with the execution of this agreement.

(vii)         There has not occurred any spills, emissions or pollution on any property of Shellbridge, nor has Shellbridge been subject to any stop orders, control orders, clean-up orders or reclamation orders under applicable Environmental Laws any of which might reasonably be expected to cause a Shellbridge Material Adverse Change. All operations of Shellbridge have been and are now being conducted in compliance with all applicable Environmental Laws, except where the failure to be in compliance would not reasonably be expected to cause a Shellbridge Material Adverse Change. Shellbridge is not subject to or aware of:

(A)          any proceeding, application, order or directive which relates to environmental, health or safety matters, and which may require any material work, repairs, construction or expenditures; or

(B)           any demand or notice with respect to the breach of any Environmental Laws applicable to Shellbridge, including, without limitation, any regulations respecting the use, storage, treatment, transportation or disposition of any hazardous substances which would reasonably be expected to cause a Shellbridge Material Adverse Change.

(viii)        There are no actions, suits or proceedings in existence or pending or, to the knowledge of Shellbridge, threatened or for which there is a reasonable basis, affecting or that would reasonably be expected to affect Shellbridge or affecting or that would reasonably be expected to affect any of its properties or assets at law or equity or before or by any Governmental Authority which action, suit or proceeding involves a possibility of any judgment against or liability of Shellbridge which, if successful, would reasonably be expected to cause a Shellbridge Material Adverse Change, or would significantly impede the ability of True to consummate the Transaction.

(ix)           Shellbridge made available to Sproule Associates Limited (“Sproule”) prior to the issuance of the Trust’s independent engineering evaluation effective December 31, 2005 (the “Shellbridge Engineering Report”) for the purpose of preparing the Sproule Engineering Report, all information requested by Sproule, which information, taken as a whole, did not contain any misrepresentation at the time such information was provided. Shellbridge has no knowledge of a material adverse change in the information, taken as a whole, provided to Sproule since the date that such information was provided. Shellbridge believes that the Sproule Engineering Report reasonably presented the quantity and pre-tax present worth values of oil and gas reserves of Shellbridge as at December 31, 2005 based upon information available at the time the Sproule Engineering Report was prepared and the assumptions as to commodity prices and costs contained therein.

(x)            Although it does not warrant title, Shellbridge is not aware of any defects, failures or impairments to the title to its oil and gas properties, whether or not an action, suit, proceeding or inquiry is pending or threatened and whether or not discovered by any third party, which in the aggregate could reasonably be expected to cause a Shellbridge Material Adverse Change, on: (A) the quantity and pre-tax present worth values of its oil and gas reserves; (B) the current production attributable to its properties; or (C) the current cash flow from such properties.

(xi)           Shellbridge does not have any subsidiaries nor is it a holding body corporate of any entity.

(xii)          Shellbridge’s aggregate transaction costs related to the Transaction (including all financial, advisory, legal, accounting and engineering and any and all other costs and expenses of Shellbridge relating to the Transaction) other than those costs set forth in Section 7(c)(xiv) shall not exceed $1.5 million.

(xiii)                          Other than as provided to True prior to the date hereof, Shellbridge does not have in place any employment agreements or other agreements that would give rise to a payment on a change of control (including completion of the Transaction).

(xiv)        Shellbridge reasonably estimates that the aggregate amounts payable by Shellbridge under any obligations or liabilities of Shellbridge to pay any amounts to its officers, directors, employees or consultants other than for salary or directors’ fees in the ordinary course, in each case in amounts consistent with historic practices and, without limiting the generality of the foregoing, including obligations of Shellbridge to officers, employees or consultants for severance, retention, termination or bonus payments on a change of control of Shellbridge pursuant to Shellbridge’s severance policy, will not exceed $1.5 million.

(xv)         There are no accrued bonuses payable to any officers, directors or employees of Shellbridge.

(xvi)        Shellbridge has not retained nor will it retain any financial advisor, broker, agent or finder or paid, agreed to pay any financial advisor, broker, agent or finder on account of this agreement or the Transaction, or any transaction contemplated hereby, except for Orion Securities who have been retained as its financial advisor in connection with certain matters including the Transaction and the total amount payable to such financial advisors has been disclosed to True in writing.

(xvii)       To the knowledge of Shellbridge, Shellbridge has not withheld from True any material information or documents concerning Shellbridge or its assets or liabilities during the course of True’s review of Shellbridge and its assets. The data and information respecting Shellbridge including, without limitation, its assets, reserves, liabilities, business prospects, affairs and operations provided by Shellbridge or its representatives to True or its representatives was and is accurate and correct in all material respects as the respective dates thereof and does not omit any material data or information necessary to make any data or information provided, taken as a whole, not misleading in any material respects as at the respective dates thereof.

8.             Shellbridge Covenants

Shellbridge agrees that during the period from the date of execution of this agreement and ending on the earlier of the Effective Time or the termination of this agreement or, once entered into the Definitive Agreement, except with the prior written consent of True and except as otherwise expressly permitted or specifically contemplated by this agreement, it:

(a)           shall conduct its business only in the usual and ordinary course of business consistent with past practices (for greater certainty, where it is an operator of any property, it shall operate and maintain such property in a proper and prudent manner in accordance with good industry practice and the agreements governing the ownership and operation of such property), it shall consult with the other party in respect of its ongoing business and affairs and keep the other party apprised of all material developments relating thereto;

(b)           shall not directly or indirectly do or permit to occur any of the following: (i) amend its constating documents; (ii) declare, set aside or pay any dividend or make any other distribution or payment (whether in cash, shares or property) in respect of its outstanding securities; (iii) issue or agree to issue any shares, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any securities of Shellbridge (other than the issuance of Shellbridge Shares on exercise of Shellbridge Options as represented herein); (iv) redeem, purchase or otherwise acquire any of its outstanding shares or other securities; (v) split, combine or reclassify any of its securities; (vi) adopt a plan of liquidation or resolutions providing for its liquidation, dissolution, merger, consolidation or reorganization; or (vii) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing;

(c)           shall not, directly or indirectly: (i) sell, pledge, dispose of or encumber any assets having an individual value in excess of $50,000 or an aggregate value of in excess of $200,000, other than production in the ordinary course of business; (ii) expend or commit to expend more than $50,000 individually or $200,000 in the aggregate with respect to capital expenditures; (iii) expend or commit to expend any amounts with respect to any operating expenses other than in the ordinary course of business; (iv) acquire (by merger, amalgamation, consolidation or acquisition of shares or assets) any corporation, trust, partnership or other business organization or division thereof which is not a subsidiary or affiliate of such party, or make any investment therein either by purchase of shares or securities, contributions of capital or property transfer; (v) purchase any property or acquire any assets, in each case having a value in excess of $50,000 individually or $100,000 in the aggregate; (vi) other than drawdowns under Shellbridge’s existing credit facilities and provided such drawdowns are in compliance with the other provisions of this Section 8(c), incur any indebtedness for borrowed money, or any other material liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise become responsible for, the obligations of any other individual or entity, or make any loans or advances; (vii) pay, discharge or satisfy any material claims, liabilities or obligations other than as disclosed in writing to True prior to the entering into of this agreement or reflected or reserved against in its published financial statements; (viii) authorize, recommend or propose any release or relinquishment or any material contract right; (ix) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material license, lease, contract, production sharing agreement, government land concession or other material document; (x) enter into or terminate any hedges, swaps or other financial instruments or like transactions; (xi) enter into any agreements for the sale of production having a term of more than 30 days; (xii) enter into any employment, consulting or contract operating agreement that cannot be terminated on 30 days or less notice without penalty; or (xiii) authorize or propose any of the foregoing, or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing;

(d)           shall not make any payment to any employee, officer or director outside of their ordinary and usual compensation for services provided;

(e)           shall not: (i) grant any officer, director, employee or consultant an increase in compensation in any form; (ii) grant any general salary increase to any employees; (iii) take any action with respect to the amendment or grant of any retention, severance or termination pay policies or arrangement for any directors, officers or employees; nor (iv) advance anyloan to any officer, director or any other party not at arm’s length;

(f)            shall not adopt or amend or make any contribution to any bonus, employee benefit plan, profit sharing, trust unit, deferred compensation, insurance, incentive compensation, other compensation or other similar plan, agreement, trust unit incentive or purchase plan, fund or arrangement for the benefit of employees, except as is necessary to: (i) comply with the law or with respect to existing provisions of any such plans, programs, arrangement or agreements; or (ii) to provide for the acceleration of Shellbridge Options or the termination thereof prior to the Effective Time;

(g)           shall use its reasonable commercial efforts to cause its current insurance (or re-insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance or re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(h)           shall ensure that it has available funds under its lines of credit or other bank facilities to permit the payment of the amount which may be required by Section 12 having regard to its other liabilities and obligations, and shall take all such actions as may be necessary to ensure that it maintains such availability to ensure that it is able to pay such amount when required;

(i)            shall notify True in writing of any material change (actual, anticipated, contemplated or, to its knowledge threatened, financial or otherwise) in its business, operations, affairs, assets, capitalization, financial condition, prospects, licenses, permits, rights, privileges or liabilities, whether contractual or otherwise, and shall in good faith discuss with True any change in circumstances (actual, anticipated, contemplated, or to its knowledge threatened) which is of such a nature that there may be a reasonable question as to whether notice need be given to True pursuant to this provision; and

(j)            shall not take any action, refrain from taking any action, permit any action to be taken or not taken, inconsistent with this agreement, which might directly or indirectly interfere or affect the consummation of the Transaction.

9.             True Covenants

True agrees that during the period from the date of execution of this agreement and ending on the earlier of the Effective Time or the termination of this agreement, except with the prior written consent of Shellbridge and except as otherwise expressly permitted or specifically contemplated by this agreement, it and the Trust:

(a)           shall not directly or indirectly do or permit to occur any of the following: (i) amend its constating documents; (ii) declare, set aside or pay any dividend or make any other distribution or payment (whether in cash, shares or property) in respect of its outstanding securities other than monthly cash distributions by the Trust; (iii) redeem, purchase or otherwise acquire any of its outstanding shares or other securities (other than redemptions required pursuant to the trust indenture constituting the Trust and other than on the redemption, retraction or exchange of outstanding Exchangeable Shares); (iv) split, combine or reclassify any of its securities; (v) adopt a plan of liquidation or resolutions providing for its liquidation, dissolution, merger, consolidation or reorganization; or (vi) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing;

(b)           if Shellbridge currently has directors’ and officers’ insurance coverage, shall secure, or will permit Shellbridge to secure, directors’ and officers’ insurance coverage for past and current directors and officers of Shellbridge, in scope and coverage not less than that currently provided by Shellbridge’s current directors’ and officers’ insurance on a “trailing” or “run-off” liability basis for up to three years (provided that, at the option of True, this may be provided by or through the Trust’s or True’s insurance coverage);

(c)           shall ensure that it has available funds under its lines of credit or other bank facilities to permit the payment of the amount which may be required by Section 12 having regard to its other liabilities and obligations, and shall take all such actions as may be necessary to ensure that it maintains such availability to ensure that it is able to pay such amount when required;

(d)           shall notify Shellbridge in writing of any True Material Adverse Change and shall in good faith discuss with Shellbridge any change which is of such a nature that there may be a reasonable question as to whether notice need to be given to Shellbridge pursuant to this provision; and

(e)           shall not take any action, refrain from taking any action, permit any action to be taken or not taken, inconsistent with this agreement, which might directly or indirectly interfere or affect the consummation of the Transaction.

10.          Covenant Regarding Non-Solicitation

(a)           Shellbridge shall immediately cease and cause to be terminated all existing discussions and negotiations (including, without limitation, through any of its officers, directors, employees, advisors, representatives and agents on its behalf (“Representatives”)), if any, with any parties initiated before the date of this agreement with respect to any Acquisition Proposal (as hereinafter defined) and shall immediately request the return or destruction of all information provided to any third parties which have entered into a confidentiality agreement with Shellbridge relating to an Acquisition Proposal and shall use all reasonable commercial efforts to ensure that such requests are honoured.

(b)           Shellbridge shall not, directly or indirectly, do or authorize or permit any of its Representatives to, directly or indirectly, do, any of the following:

(i)            solicit, facilitate, initiate or encourage (including, without limitation, by way of furnishing information or entering into any form of agreement, arrangement or understanding) or take any action to solicit, facilitate or encourage any inquiry or communication or the making of any proposal or offer to Shellbridge or its shareholders from any person which constitutes, or may reasonably be expected to lead to (in either case whether in one transaction or a series of transactions): (i) an acquisition from Shellbridge or its shareholders of any securities of Shellbridge (other than on exercise of currently outstanding Shellbridge Options); (ii) any acquisition of a significant amount of assets of Shellbridge; (iii) an amalgamation, arrangement, merger, or consolidation involving Shellbridge; or (iv) any take-over bid, issuer bid, exchange offer, recapitalization, liquidation, dissolution, reorganization into a royalty trust or income fund or similar transaction involving Shellbridge or any other transaction, the consummation of which would or could reasonably be expected to impede, interfere with, prevent or delay the transactions contemplated by this agreement or which would or could reasonably be expected to materially reduce the benefits to the other party hereto under this agreement (any such inquiry or proposal in respect of any of the foregoing being an “Acquisition Proposal”);

(ii)           enter into or participate in any negotiations or discussions regarding an Acquisition Proposal, or furnish to any other person any information with respect to its business, properties, operations, prospects or conditions (financial or otherwise) in connection with an Acquisition Proposal or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt of any other person to do or seek to do any of the foregoing;

(iii)          waive, or otherwise forbear in the enforcement of, or enter into or participate in any discussions, negotiations or agreements to waive or otherwise forbear in respect of, any rights or other benefits of Shellbridge under confidential information agreements, including, without limitation, any “standstill provisions” thereunder; or

(iv)          accept, recommend, approve or enter into an agreement to implement an Acquisition Proposal,

provided, however, that notwithstanding any other provision hereof, Shellbridge and its Representatives may:

(v)           enter into or participate in any negotiations or discussions with a third party who (without any solicitation, initiation or encouragement, directly or indirectly, after the date of this agreement, by Shellbridge or any of its Representatives) seeks to initiate such negotiations or discussions and, subject to execution of a confidentiality agreement substantially similar to the confidentiality agreement entered into between True and Shellbridge dated February 16, 2006 (the “Confidentiality Agreement”) (provided that such confidentiality agreement shall provide for disclosure thereof (along with all information provided thereunder) to True as set out below), may furnish to such third party information concerning Shellbridge and its business, properties and assets, in each case if, and only to the extent that:

(A)          the third party has first made a written bona fide Acquisition Proposal to Shellbridge which the Shellbridge Board determines in good faith: (1) that funds or other consideration necessary for the Acquisition Proposal are or are likely to be available; (2) (after consultation with its financial advisor) would, if consummated in accordance with its terms, result in a transaction financially superior for Shellbridge Shareholders than the Transaction; and (3) after receiving the advice of outside counsel as reflected in minutes of the Shellbridge Board, that the taking of such action is necessary for the Shellbridge Board in discharge of its fiduciary duties under applicable laws (a “Superior Proposal”); and

(B)           prior to furnishing such information to or entering into or participating in any such negotiations or discussions with such third party, Shellbridge provides prompt notice to True to the effect that it is furnishing information to or entering into or participating in negotiations or discussions with such person or entity together with a copy of the confidentiality agreement referenced above and if not previously provided to True, copies of all information provided to such third party concurrently with the provision of such information to such third party, and provided further that, Shellbridge shall notify True orally and in writing of any inquiries, offers or proposals with respect to a Superior Proposal (which written notice shall include, without limitation, a copy of such proposal (and any amendments or supplements thereto), the identity of the person making it, if not previously provided to the other party, copies of all information provided to such party and all other information reasonably requested by the other party), within 24 hours of the receipt thereof, shall keep the other party informed of the status and details of any such inquiry, offer or proposal and answer the other party’s questions with respect thereto; and

(C)           Shellbridge provides to True in writing the determination of the Shellbridge Board forthwith upon determining that the Acquisition Proposal, if completed, would constitute a Superior Proposal;

(vi)          comply with Section 172 of the Securities Act (Alberta) and similar provisions under applicable Canadian securities laws relating to the provision of directors’ circulars and make appropriate disclosure with respect thereto to its shareholders; and

(vii)         accept, recommend, approve or enter into an agreement to implement a Superior Proposal from a third party, but only if prior to such acceptance, recommendation, approval or implementation, the Shellbridge Board shall have concluded in good faith, after considering all proposals to adjust the terms and conditions of this agreement as contemplated by Section 10(c) and after receiving the advice of outside counsel as reflected in the minutes of the Shellbridge Board, that the taking of such action is necessary for the Shellbridge Board in discharge of its fiduciary duties under applicable laws and Shellbridge complies with its obligations set forth in Section 10(c) and terminates this agreement in accordance with Section 20(d) and concurrently therewith pays the amount required by Section 12(a) to True.

(c)           If Shellbridge receives a Superior Proposal, Shellbridge shall give True, orally and in writing, at least 72 hours advance notice of any decision by the Shellbridge Board to accept, recommend, approve or enter into an agreement to implement a Superior Proposal, which notice shall include a summary of the details of the Superior Proposal including the identity of the third party making the Superior Proposal. During such 72 hour period, Shellbridge agrees not to accept, recommend, approve or enter into any agreement to implement such Superior Proposal and not to release the party making the Superior Proposal from any standstill provisions and shall not withdraw, redefine, modify or change its recommendation in respect of the Transaction. In addition, during such 72 hour period Shellbridge shall and shall cause its financial and legal advisors to, negotiate in good faith with True and its financial and legal advisors to make such adjustments in the terms and conditions of this agreement and the Transaction as would enable Shellbridge to proceed with the Transaction as amended rather than the Superior Proposal. In the event True proposes to amend this agreement and the Transaction to provide that the Shellbridge Shareholders shall receive a value per Shellbridge Share equal to or greater than the value per Shellbridge Share provided in the Superior Proposal and so advises Shellbridge prior to the expiry of such 72 hour period, the Shellbridge

Board shall not accept, recommend, approve or enter into any agreement to implement such Superior Proposal and shall not release the party making the Superior Proposal from any standstill provisions and shall not withdraw, redefine, modify or change its recommendation in respect of the Transaction.

(d)           True agrees that all information that may be provided to it by Shellbridge with respect to any Superior Proposal pursuant hereto shall be treated as if it were “Confidential Information” as provided pursuant to the terms of the Confidentiality Agreement and shall not be disclosed or used except in accordance with the provisions of the Confidentiality Agreement or in order to enforce its rights under this agreement in legal proceedings.

11.          Directors and Officers

Prior to the Mailing Date, each of the directors and officers of Shellbridge shall have provided their resignations, together with releases in favour of Shellbridge and True, in form and substance satisfactory to Shellbridge, effective on the completion of the Transaction.

On the Effective Date, the senior management of True will continue as management of the combined entity.

12.          Non-Completion Fees

(a)           Shellbridge shall pay to True a fee (the “True Non-Completion Fee”) equal to $2.0 million, if, at any time after the date of execution of this agreement and prior to the termination of this agreement, or once the Definitive Agreement is entered into, the Definitive Agreement, any of the following occur:

(i)            the Shellbridge Board: (i) fails to recommend that holders of Shellbridge Shares vote in favour of the Transaction, or tender their Shellbridge Shares in the event of a True take-over bid, as applicable, (ii) withdraws, modifies or changes any of its recommendations, approvals, resolutions or determinations in respect of the Transaction in a manner adverse to the Transaction or to True, or shall have resolved to do so prior to the Effective Date, or (iii) fails to promptly reaffirm any of its recommendations, approvals, resolutions or determinations in respect of the Transaction upon request from time to time by True to do so, or upon a Take-Over Proposal (as hereinafter defined) being publicly announced or proposed, offered or made to Shellbridge or the holders of Shellbridge Shares (such affirmation to be made within two (2) Business Days (being a day other than a Saturday, Sunday or other day when banks are not open for business in Calgary, Alberta) of such request being made or such Take-Over Proposal being publicly announced, proposed, offered or made, which ever occurs first);

(ii)           the Shellbridge Board shall have recommended that holders of Shellbridge Shares deposit their Shellbridge Shares under, or vote in favour of, or otherwise accept the Take-Over Proposal;

(iii)          prior to the date of a meeting of Shellbridge Shareholders called to consider the Transaction, if applicable, or, if the Transaction is being effected by way of a take-over bid, prior to the Effective Time, a bona fide Take-Over Proposal is publicly announced or made to all or substantially all holders of Shellbridge

Shares and, if the Transaction is required to be voted upon by Shellbridge Shareholders, it is not approved by Shellbridge Shareholders, or, if the Transaction is being effected by way of a take-over bid, the minimum number of Shellbridge Shares required to be deposited (and not withdrawn) thereunder are not so deposited (and not withdrawn);

(iv)          Shellbridge accepts, recommends, approves or enters into any agreement with any person to implement a Take-Over Proposal prior to completion of the Transaction (other than a confidentiality agreement contemplated by Section 10(b)(v));

(v)           Shellbridge is in breach of any of its covenants made in this agreement or the Definitive Agreement which breach individually or in the aggregate causes or would be reasonably expected to cause a Shellbridge Material Adverse Change or materially impedes the completion of the Transaction, and Shellbridge fails to cure such breach within three (3) Business Days after receipt of written notice thereof from True (except that no cure period shall be provided for a breach which by its nature cannot be cured and, in no event, shall any cure period extend beyond the Outside Date); or

(vi)          Shellbridge is in breach of any of its representations or warranties made in this agreement (without giving effect to any materiality qualifiers contained therein) which breach individually or in the aggregate causes or would reasonably be expected to cause a Shellbridge Material Adverse Change or materially impede the completion of the Transaction, and Shellbridge fails to cure such breach within three (3) Business Days after receipt of written notice thereof from True (except that no cure period shall be provided for a breach which by its nature cannot be cured and, in no event, shall any cure period extend beyond the Outside Date).

Shellbridge agrees that the True Non-Completion Fee shall be paid forthwith upon the occurrence of any such event and in any event within two (2) Business Days of the date of the earliest of such event to occur. On the date of the earliest event described above in this Section 12(a), Shellbridge shall be deemed to hold such sum in trust for True.

For the purpose of this Section 12(a), “Take-Over Proposal” means, other than the Transaction, a bid, or offer to acquire 20% or more of the outstanding Shellbridge Shares, or any proposal, offer or agreement for a merger, consolidation, amalgamation, arrangement, recapitalization, liquidation, dissolution, reorganization or a similar transaction or other business combination involving Shellbridge, or its subsidiaries or any proposal, offer or agreement to acquire 20% or more of the assets of Shellbridge.

(b)           True shall pay to Shellbridge a fee (the “Shellbridge Non-Completion Fee”) equal to $2.0 million if, at any time after the date of execution of this agreement and prior to the termination of this agreement, or once Definitive Agreement is entered into, the Definitive Agreement, any of the following occur:

(i)            True is in breach of any of its covenants made in this agreement or the Definitive Agreement which breach individually or in the aggregate causes or would be reasonably expected to cause a True Material Adverse Change or materially impedes the completion of the Transaction, and True fails to cure such breach within three (3) Business Days after receipt of written notice thereof from Shellbridge (except that no cure period shall be provided for a breach which by its nature cannot be cured and, in no event, shall any cure period extend beyond the Outside Date); or

(ii)           True is in breach of any of its representations or warranties made in this agreement (without giving effect to any materiality qualifiers contained therein) which breach individually or in the aggregate causes or would be reasonably expected to cause a True Material Adverse Change or materially impede the completion of the Transaction, and True fails to cure such breach within three (3) Business Days after receipt of written notice thereof from Shellbridge (except that no cure period shall be provided for a breach which by its nature cannot be cured and, in no event, shall any cure period extend beyond the Outside Date).

True agrees that the Shellbridge Non-Completion Fee will be paid forthwith upon the occurrence of any such event and in any event within two (2) Business Days of the date of the earliest of such event to occur. On the date of the earliest event described above in this Section 12(b), True shall be deemed to hold such sum in trust for Shellbridge.

(c)           Each party acknowledges that the payment amounts set out in this Section 12 are payments of liquidated damages which are a genuine pre-estimate of the damages which the party entitled to such damages will suffer or incur as a result of the event giving rise to such damages and resultant termination of this agreement and are not penalties. The party required to make the payment set out in this Section 12 irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. For greater certainty, the parties agree that, subject to Section 18, the payment of the amount required pursuant to this Section 12 is the sole monetary remedy of the party receiving such payment. Nothing herein shall preclude a party from seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this agreement or the Confidentiality Agreement or otherwise to obtain specific performance of any such act, covenants or agreements, without the necessity of posting bond or security in connection therewith.

13.          Transitional Provisions

In connection with the implementation of the Transaction, Shellbridge shall cooperate with True to provide an orderly transition of control. To the extent that it is not restricted from doing so pursuant to confidentiality or other restrictions (which it will use its best efforts to obtain a waiver or consent from) Shellbridge shall provide access to True and its representatives to its offices, officers and employees during normal business hours on reasonable notice following the acceptance of this agreement and the officers of Shellbridge shall consult with the officers of True (as they may reasonably request) in respect of the day-to-day operations of Shellbridge. Shellbridge shall provide to True information, subject to the Confidentiality Agreement, to enable True to quickly and efficiently integrate the business and affairs of Shellbridge on completion of the Transaction and in connection therewith shall permit:

(a)           True and its representatives to have reasonable access to its premises, field operations, records, computer systems and employees;

(b)           True and its representatives to interview employees of Shellbridge for the purpose of determining which employees will be retained after completion of the Transaction; and

(c)           True and its representatives to be informed of its operations to ensure compliance with Section 8 hereof.

14.          Time of the Essence

Time shall be of the essence in this agreement and any subsequent agreement among the parties.

15.          Governing Law

The provisions of this agreement shall be governed and construed in accordance with the laws of the Province of Alberta and applicable laws of Canada herein.

16.          Assignment

Neither this agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party.

17.          Public Disclosure

Unless required by law or securities regulation or as provided herein, no party to this agreement shall make any public or private announcement or communications in respect of the Transaction unless the prior approval of the announcement is obtained from the other party, acting reasonably. Following execution of this agreement, True and Shellbridge will issue a joint press release relating to the Transaction. True and Shellbridge agree to consult with each other before making or issuing any press releases relating to the Transaction or this agreement and that any such press releases shall be mutually satisfactory to both parties, provided that True and Shellbridge agree that either may be required to make certain disclosures under applicable law or regulatory policy and shall be permitted to do so.

18.          Expenses

Except as provided in Section 12 hereof, each party shall pay its own expenses in respect of the negotiation, preparation and implementation of this agreement or as otherwise may be incurred in connection with the Transaction, including, without limitation, all fees and expenses of their respective legal counsel, accountants and other advisors.

19.          Privacy Matters

The parties acknowledge that they are responsible for compliance at all times with applicable privacy laws which govern the collection, use and disclosure of personal information acquired by or disclosed to the parties pursuant to or in connection with this agreement (the “Disclosed Personal Information”). None of the parties shall use the Disclosed Personal Information for any purposes other than those relating to the performance of this agreement and the completion of the Transaction.

20.          Notice

Any notice or other communication required or permitted to be given hereunder shall be sufficiently given if delivered:

(a)           in the case of Shellbridge Oil & Gas, Inc., 230, 10991 Shellbridge Way, Richmond, British Columbia, V6X 2C6, Attention: Wayne J. Babcock, facsimile: (604) 214-0551; and

(b)           in the case of True Energy Inc., to 2300, 530 - 8th Avenue S.W., Calgary, Alberta, T2P 3R8, Attention: Paul R. Baay, facsimile: (403) 264 8163.

or to such other address as the party to which such notice or other communication is to be given has last notified the party giving the same in the manner provided in this paragraph. Any notice or other communication given or made shall be deemed to have been duly given or made as at the date delivered or sent if delivered personally or sent by facsimile transmission at the address for service provided herein.

21.          Termination

This Agreement may be terminated at any time prior to the Effective Time:

(a)           by mutual written consent of True and Shellbridge;

(b)           by either party if any of the conditions set forth in Sections 5 and 6 hereof for the terminating party’s benefit are not satisfied by the non-terminating party or waived by the terminating party, other than if the condition is not satisfied as a result of a breach by the terminating party (or the terminating party determines, acting reasonably, that any such condition will not be satisfied);

(c)           by True if the True Non-Completion Fee becomes payable;

(d)           by Shellbridge if the True Non-Completion Fee is payable and payment thereof is made to True;

(e)           by Shellbridge if the Shellbridge Non-Completion Fee becomes payable;

(f)            by True if the Shellbridge Non-Completion Fee is payable and payment thereof is made to Shellbridge;

(g)           by Shellbridge if a True Material Adverse Change shall have occurred; or

(h)           by True if a Shellbridge Material Adverse Change shall have occurred.

In the event of termination, this agreement shall have no further force and effect and there shall be no liability on the part of either party except in respect of Sections 12, 18 and 19 and this Section 21, provided that in the case of Section 12, the right of payment (in the case of Section 12(a)(iii), being a public announcement or the making of such Take-Over Proposal) occurred prior to termination of this agreement, which provision shall survive termination of this agreement.

22.          Contracts of the Trust

Except to the extent that True is entering into this agreement in its own capacity, the parties hereto acknowledge that True is entering into this agreement solely on behalf of the Trust and the obligations of the Trust hereunder shall not be personally binding upon True or any of the unitholders of the Trust such that any recourse against the Trust, the trustee of the Trust or True or any unitholder in any manner in respect of any indebtedness, obligation or liability of the Trust arising hereunder or arising in connection herewith or from the matters to which this agreement relates, if any, including without limitation claims based in contract, on negligence, tortuous behaviour or otherwise, shall be limited to, and satisfied only out of, the Trust Fund as defined in the Trust Indenture dated as of September 27, 2004, as amended, restated or replaced from time to time, relating to the Trust.

23.          Miscellaneous

(a)           The execution of this agreement is intended to evidence legally binding obligations between the parties; provided that no third party shall be entitled to any rights hereunder.

(b)           Prior to entering into the Definitive Agreement, True and Shellbridge shall discuss whether there is another manner of dealing with the Shellbridge Options (rather than termination prior to the Effective Time) which would be advantageous to holders of the Shellbridge Options from a tax perspective and would not in any way be adverse to True and, if so, shall negotiate the same in good faith.

(c)           This agreement constitutes the entire agreement between the parties hereto and cancels and supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof other than the Confidentiality Agreement.

(d)           This agreement may be executed in one or more identical counterparts, each of which is and is hereby conclusively deemed to be an original, and such counterparts collectively are hereby conclusively deemed to be one instrument. Delivery of a facsimile transmission of an originally signed copy of this agreement shall be deemed to be equivalent to delivery of the original.

(e)           This agreement will be superseded by, and shall be terminated upon the entering into of, the Definitive Agreement.

24.          Acceptance

If you are in agreement with the foregoing, kindly indicate your agreement in the space provided below and return a duly executed copy of this agreement to True on or before the 10th day of April, 2006 at 10:00 p.m. (Calgary time).

Yours truly,

TRUE ENERGY TRUST, by its administrator, True Energy Inc.

		Per:	(signed) “Paul R. Baay”
Paul R. Baay
President and Chief Executive Officer

TRUE ENERGY INC.

		Per:	(signed) “Paul R. Baay”
Paul R. Baay
President and Chief Executive Officer

Agreed and Accepted this 10th day of April, 2006.

SHELLBRIDGE OIL & GAS, INC.

Per:	(signed) “Wayne J. Babcock”
Wayne J. Babcock
President and Chief Executive Officer